ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

7th Floor, Nan Dao Commercial Building

359-361 Queen's Road Central

Hong Kong

Tel: 2851 7954

Fax: 2545 4086

ALBERT WONG

B.Soc., Sc., ACA., LL., B.,

CPA (Practising)

July 18, 2012

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Uni Core Holdings Corporation

Commission File Number 000-30430

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made regarding our firm by Uni Core Holdings Corporation in Item 4.01 of its Form 8-K/A dated July 18, 2012, captioned "Changes in Registrant's Certifying Accountant." We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K and subsequent Form 8-K/A.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Sincerely,

/s/ Albert Wong & Co.

Albert Wong & Co.